Exhibit 5.1

MACHADO, MEYER, SENDACZ E OPICE

A D V O G A D O S

ESCRITÓRIO CENTRAL - SÃO PAULO

AV. BRIG. FARIA LIMA, 3.144 - 11º ANDAR

01451 000 SÃO PAULO, SP, BRASIL

TEL. 55 11 3150-7000 FAX 55 11 3150-7071

mmso@mmso.com.br

www.machadomeyer.com.br

BRASÍLIA • RIO DE JANEIRO • SALVADOR • PORTO ALEGRE • BELO HORIZONTE • NITERÓI • FORTALEZA • NOVA IORQUE

São Paulo, November     , 2007

To

Ultrapar Participações S.A.

Av. Brigadeiro Luiz Antonio, 1343 – 9th Floor

São Paulo - SP

Brazil

Ladies and Gentlemen,

We have acted as Brazilian counsel to Ultrapar Participações S.A. (“Ultrapar”) in connection with a proposed merger by Ultrapar of the shares of Companhia Brasileira de Petróleo Ipiranga (“CBPI”), Refinaria de Petróleo Ipiranga S.A. (“RPI”) and Distribuidora de Produtos de Petróleo Ipiranga S.A. (“DPPI”) (“Stock Merger”) and the related filing by Ultrapar of its Registration Statement on Form F-4 (“Ultrapar Form F-4”) with the U.S. Securities and Exchange Commission in connection with the issuance of shares by Ultrapar under the Stock Merger.

We hereby confirm that Ultrapar has been duly incorporated and is validly existing as a corporation (sociedade anônima) under the laws of Brazil.

In addition, we confirm that after the approval of the Stock Merger by the extraordinary shareholders’ meetings of Ultrapar, CBPI, RPI and DPPI, the registration of the minutes of such meetings with the competent Board of Trade in Brazil and the publication of such minutes as required under Brazilian law, the shares to be issued by Ultrapar under the Stock Merger will be validly issued (including against third parties), fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Ultrapar Form F-4 and to the reference to our name under the captions “The Transaction—Background of the Transaction” and “Legal Matters and Experts—Legal Matters” of the Ultrapar Form F-4 and the related prospectus or in any amendment thereto.

Very truly yours,